Exhibit 99.1

IT Tech Packaging, Inc. to Hold Annual Meeting of Stockholders on October 31, 2019

BAODING, China, September 10, 2019 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) ("IT Tech Packaging" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced that it will hold its 2019 annual meeting of stockholders on October 31, 2019 at its production base in Wei County, Hebei Province, China.

When:	10:00am Beijing Time, October 31, 2019
(10:00pm ET, October 30, 2019)

Where:	Wei County Production Base, IT Tech Packaging, Inc.
Wei County, Hebei Province, China, 054700

As fully discussed in the definitive proxy statement described below, the stockholders will be asked to consider and vote upon the following proposals at the annual meeting:Stockholders of record at the close of business on September 9, 2019 are entitled to receive notice and vote at the annual meeting.

1.	Election of two Class I directors (Marco Ku Hon Wai and Wenbing Christopher Wang) to serve on the Board of Directors of the Company, with such Class I directors to serve until the 2021 annual meeting of stockholders and until their respective successors have been duly elected and qualified or until his earlier resignation, removal or death;

2.	Ratification of the appointment of WWC, P.C. Certified Public Accountants as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	Approval of the adoption of the Company’s 2019 Omnibus Equity Incentive Plan, under which the number of shares of common stock of the Company authorized for issuance will be 2,000,000 shares; and

4.	Such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

Additional Information

In connection with the annual meeting, the Company filed with the Securities and Exchange Commission (the "SEC") on September 10, 2019, a definitive proxy statement, which is publicly available.  INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC IN CONNECTION WITH THE ANNUAL MEETING, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY ANDTHE PROPOSALS. Stockholders may access the Company's definitive proxy statement, without charge, at the SEC's website www.sec.gov. Upon written request to Ms. Sarah Shi, Secretary, IT Tech Packaging, Inc., Science Park, Juli Road, Xushui District, Baoding City, Hebei Province, People's Republic of China 072550, we will provide without charge to each person requesting, a copy of our 2018 Annual Report, including the financial statements filed therewith. We will furnish a requesting stockholder with any exhibit not contained therein upon specific request. In addition, the definitive proxy statement, as well as our 2018 Annual Report, is available on our Internet website at www.itpackaging.cn.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China's Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009.

For more information, please contact:

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: ttian@weitianco.com

Phone: +1-732-910-9692